EXHIBIT 99.1

Apollo Appoints Ribbit Capital Founder Meyer “Micky” Malka to Board of Directors

NEW YORK, October 20, 2026 – Apollo (NYSE: APO) today announced that Meyer “Micky” Malka, founder and managing partner of Ribbit Capital, has been appointed to the Board of Directors of Apollo Global Management, Inc. (“Apollo”), effective January 1, 2027. With this appointment, the Apollo board of directors will increase in size to 14 directors. Apollo continues to maintain a two-thirds independent board of directors.

Mr. Malka has more than 30 years of experience building and investing in technology and financial services businesses across the U.S., Europe, Asia, and Latin America. Ribbit Capital is an investment fund focused on innovative companies in the technology sector. In addition, Mr. Malka currently serves on the board of directors of Robinhood Markets, Inc., and several private companies.

Earlier in his career, Mr. Malka co-founded Heptagon Group, a securities and investment broker-dealer serving the Venezuelan and U.S. markets, and developed Patagon.com, Latin America’s first comprehensive internet-based financial services portal and dealer, which was acquired by Banco Santander in 2000. He also co-founded Banco Lemon, a Brazilian retail bank serving the underbanked that became one of the country’s largest private microfinance institutions before its acquisition by Banco do Brasil in 2009. He later co-founded Bling Nation, a mobile payments company that evolved into Lemon Inc., a mobile wallet company that was acquired in 2013. Mr. Malka holds a degree in economics from the Universidad Católica Andrés Bello in Caracas, Venezuela.

Micky Malka said, “I've long admired Apollo. They have a unique point of view and are building the future of the financial markets.”

Marc Rowan, Board Chair and Chief Executive Officer of Apollo, said, “Micky has spent his career building companies at the intersection of technology and financial services, and his background will be a real asset as we continue to drive growth across our platform.”

Gary Cohn, Lead Independent Director of Apollo, said, “Micky’s entrepreneurial track record brings additional global perspective to the Board. I look forward to working with him as we continue to deliver for our shareholders.”

About Apollo

Apollo is a high-growth, global alternative asset manager. In our asset management business, we seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade credit to private equity. For more than three decades, our investing expertise across our fully integrated platform has served the financial return needs of our clients and provided businesses with innovative capital solutions for growth. Through Athene, our retirement services business, we specialize in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Our patient, creative, and knowledgeable approach to investing aligns our clients, businesses we invest in, our employees, and the communities we impact, to expand opportunity and achieve positive outcomes. As of June 30, 2026, Apollo had approximately $1.05 trillion of assets under management. To learn more, please visit www.apollo.com.

Contacts

Noah Gunn
Global Head of Investor Relations
Apollo Global Management, Inc.
(212) 822-0540
IR@apollo.com

Joanna Rose
Global Head of Corporate Communications
Apollo Global Management, Inc.
(212) 822-0491
Communications@apollo.com